Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated September 27, 2011 in the Registration Statement (Form S-4 expected to be filed December 6, 2011) and related Prospectus of ACL I Corporation for the registration of 10.625%/11.375% Senior PIK Toggle Notes due 2016.

/s/ Ernst & Young LLP

Louisville, Kentucky

December 2, 2011